Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 17, 2006
Registration Statement No. 333-131003-03
$2,295,821,000
Ford Credit Auto Owner Trust 2006-C
Issuing Entity or Trust
Ford Credit Auto Receivables Two LLC
Depositor
Ford Motor Credit Company
Sponsor and Servicer
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.
The Trust will issue:

			Final Scheduled
	Principal Amount	Interest Rate	Payment Date
Class A-1 notes(1)	$664,000,000	5.3574%	December 15, 2007
Class A-2a notes	$205,000,000	5.29%	December 15, 2009
Class A-2b notes	$856,441,000	one-month LIBOR + 0.02%	December 15, 2009
Class A-3 notes	$509,551,000	5.16%	November 15, 2010
Class A-4a notes	$325,000,000	5.15%	February 15, 2012
Class A-4b notes	$251,838,000	one-month LIBOR + 0.04%	February 15, 2012
Class B notes	$88,795,000	5.30%	June 15, 2012
Class C notes	$59,196,000	5.47%	September 15, 2012
Class D notes(1)	$59,196,000	6.89%	May 15, 2013

Total	$3,019,017,000

(1)	The Class A-1 notes and the Class D notes are not being publicly offered.
The pricing terms of the offered notes are:

		Underwriting
	Price to Public	Discount	Proceeds to the Depositor(1)
Class A-2a notes	99.99564%	0.125%	99.87064%
Class A-2b notes	100.00000%	0.125%	99.87500%
Class A-3 notes	99.98086%	0.175%	99.80586%
Class A-4a notes	99.97738%	0.250%	99.72738%
Class A-4b notes	100.00000%	0.250%	99.75000%
Class B notes	99.99285%	0.350%	99.64285%
Class C notes	99.97477%	0.350%	99.62477%

Total	$2,295,619,734.95	$4,178,579.00	$2,291,441,155.95

(1)	Before deducting expenses estimated to be $1,200,000.

	Weighted Average Life(yrs)(1)	Expected Maturity	Bench+Spread	Yield
Class A-2a notes	1.10	August 15, 2008	EDSF +3	5.353%
Class A-2b notes	1.10	August 15, 2008	1mL +2	5.277%
Class A-3 notes	2.04	April 15, 2009	IntS +6	5.226%
Class A-4a notes	2.99	August 15, 2010	IntS +11	5.214%
Class A-4b notes	2.99	August 15, 2010	1mL +4	5.092%
Class B notes	3.89	November 15, 2010	IntS +27	5.361%
Class C notes	3.98	November 15, 2010	IntS +45	5.540%

(1)	Assuming a 1.5% ABS rate to the 5% clean up call.
     The trust will enter into interest rate swaps with Barclays Bank PLC to hedge the interest rate risk on the Class A-2b and Class A-4b notes. Each month on a net basis, the trust will pay 5.277% on the notional amount related to the Class A-2b notes and 5.092% on the notional amount related to the Class A-4b notes and the trust will receive one-month LIBOR plus 0.02% and one-month LIBOR plus 0.04%, respectively, under the interest rate swap agreements.

UNDERWRITING
     The depositor and the underwriters named below have entered into an underwriting agreement for the notes referred below. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following table:

	Class A-2a	Class A-2b	Class A-3	Class A-4a	Class A-4b	Class B	Class C
Underwriters	Notes	Notes	Notes	Notes	Notes	Notes	Notes
Barclays Capital Inc.	$34,166,667	$142,740,167	$101,910,200	$54,166,667	$41,973,000	$29,598,334	$19,732,000
Bear, Stearns & Co. Inc.	34,166,667	142,740,167	101,910,200	54,166,667	41,973,000	29,598,333	19,732,000
Morgan Stanley & Co. Incorporated	34,166,667	142,740,167	101,910,200	54,166,667	41,973,000	29,598,333	19,732,000
ABN AMRO Incorporated	34,166,667	142,740,167	101,910,200	54,166,667	41,973,000	—	—
BNP Paribas Securities Corp.	34,166,666	142,740,166	101,910,200	54,166,666	41,973,000	—	—
PNC Capital Markets LLC	34,166,666	142,740,166	—	54,166,666	41,973,000	—	—
Total	$205,000,000	$856,441,000	$509,551,000	$325,000,000	$251,838,000	$88,795,000	$59,196,000